Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Greenwich Street Series Fund:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 18, 2005, on the statements of assets and liabilities, including the schedules of investments, of Salomon Brothers Variable Money Market Fund, Diversified Strategic Income Portfolio, Salomon Brothers Variable All Cap Value Fund, Equity Index Portfolio, Salomon Brothers Variable Growth & Income Fund, Salomon Brothers Variable Aggressive Growth Fund (formerly, Salomon Brothers Variable Emerging Growth Fund), Salomon Brothers Variable International Equity Fund, Intermediate High Grade Portfolio, Appreciation Portfolio, and Fundamental Value Portfolio (“Funds”) of Greenwich Street Series Fund as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 27, 2005